Vocus Acquires Email Marketing Company iContact

Acquisition to Add Award-Winning Email Capabilities to Vocus Marketing Suite

Beltsville, MD (PRWEB) February 28, 2012

Vocus (NASDAQ: VOCS), a leading provider of cloud-based marketing and PR software, announced today that it has acquired iContact, a leading provider of cloud-based email and social marketing software. iContact is used by over 70,000 organizations to create and publish professional-quality emails to engage, educate and retain customers.

With this acquisition, email will become the latest addition to the Vocus marketing suite, an integrated solution that helps organizations reach and influence buyers across social networks, online and through the media. The suite already includes search marketing, social marketing and publicity modules, centered around a recommendation engine. The recommendation engine makes easy-to-follow suggestions that enable businesses to attract customers through search marketing, generate buzz and visibility in the media, engage with customers on Twitter and launch campaigns on Facebook. Unveiled in October 2011, the marketing suite has become the fastest selling product in Vocus history.

“The Vocus marketing suite is one of the most comprehensive digital marketing solutions for small and mid-sized businesses,” said Rick Rudman, President and CEO of Vocus. “It combines elements of search marketing, social marketing and publicity to enable users to reach and influence potential customers in today’s online world. Now it will include email, which is a vital component of a digital marketing suite. Our customers will be very excited to have a complete cloud marketing suite to help them grow their businesses.”

iContact’s award-winning email marketing software makes it easy for small to mid-sized businesses to create and send professional-quality email campaigns. Its email platform is integrated with Facebook and Twitter, allowing users to launch campaigns and offers across these social networks to reach new customers, create word-of-mouth buzz and generate sales. Through a rich yet intuitive reporting dashboard, customers can monitor campaign effectiveness and track opens, clicks, likes, follows, and more, all in real time.

“Thanks to the hard work of many dedicated people, iContact has emerged as a leader in email and social marketing software, with over 70,000 customers and 1 million users,” said Ryan Allis, co-founder and CEO of iContact. “I am thrilled that iContact and Vocus are combining forces to become the global leader in cloud-based marketing software for small and mid-size businesses.”

Vocus and iContact customers will experience no change to their current products and services. Once integration of the iContact platform is complete later this year, customers will have the option of continuing to use a stand-alone product or upgrading to an integrated marketing suite combining email, social, search and publicity.

iContact was founded in 2003 by Ryan Allis and Aaron Houghton while they were students at University of North Carolina. iContact has been featured repeatedly on the INC 500 list and has won numerous awards for its innovative software and outstanding customer service. Its operations and staff will remain in Raleigh-Durham, North Carolina.

Transaction Terms

Under the terms of the deal, which closed on February 24, 2012, Vocus acquired iContact for approximately $91 million of cash, $9 million of common stock and $79 million of redeemable convertible preferred stock, aggregating $169 million of total consideration, net of $10 million cash acquired. Additional details and information about the terms and conditions of the acquisition will be available in a Current Report on Form 8-K filed by Vocus with the Securities and Exchange Commission.

More information on this announcement can be found at http://www.vocus.com/icontact.

About Vocus
Vocus (Nasdaq: VOCS) is a leading provider of cloud-based marketing and PR software that helps businesses reach and influence buyers across social networks, online and through the media. Vocus provides an integrated suite that combines social marketing, search marketing, email marketing and publicity into a comprehensive solution to help businesses attract, engage and retain customers.  Vocus is used by more than 120,000 organizations worldwide and is available in seven languages. For more information, please visit www.vocus.com or call (800) 345-5572.